[K & F Industries Logo]
  600 Third Avenue
New York, NY 10016


                                                           NEWS
                                                           FOR IMMEDIATE RELEASE

                                                                       Contacts:
                                                                 Jeanette Clonan
                                                          for K & F Industries
                                                                  (212) 697-1105

                                                                Gerald L. Parsky
                                                            Aurora Capital Group
                                                                  (310) 551-0101

                         K & F INDUSTRIES ANNOUNCES SALE

NEW YORK - October 18, 2004 - K & F Industries, Inc. (K & F) today announced that it is being acquired by an affiliate of Aurora Capital Group (Aurora) for a purchase price of $1.06 billion in cash, pursuant to a Stock Purchase Agreement dated October 15, 2004.

The transaction is expected to close in November, subject to customary conditions, including certain regulatory approvals.

K & F Industries, Inc. is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft. K & F also is the leading worldwide manufacturer of aircraft fuel tanks, as well as a producer of aircraft iceguards, inflatable oil booms and other products made from coated fabrics for commercial and military applications.

Aurora Capital Group is a Los Angeles-based investment firm formed in 1991 that acquires and builds companies in partnership with operating management. Aurora is committed to investing its capital in middle market companies with unique, defensible market positions.

K & F is jointly owned by Bernard L. Schwartz and Lehman Brothers Merchant Banking.

Lehman Brothers Inc. and Stephens Financial Group served as financial advisors to K & F in connection with the acquisition.

                                      # # #

This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important


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factors. Although the Company's statements are based upon reasonable assumptions, it cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, unless required by applicable law.


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